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                                                                  EXHIBIT (99)B

                        PRESIDENTIAL HOLDING CORPORATION
                                5250 17th Street
                                   Suite 205
                           Sarasota, Florida   34235


                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

                          TO BE HELD OCTOBER ___, 1994


     A Special Meeting of Shareholders of Presidential Holding Corporation ("Presidential") will be held at the offices of Presidential located at 5250 17th Street, Suite 205, Sarasota, Florida 34235, on October __, 1994 at __:__ _.m. local time, for the following purposes:

     (1) voting upon the Agreement and Plan of Reorganization, dated as of June 28, 1994, among First of America Bank Corporation, First of America Acquisition Company and Presidential ("the Merger Agreement") as described in the accompanying Prospectus/Proxy Statement; and

     (2) transacting such other business as properly may come before the meeting or any adjournment thereof.

     Notice is also given that under the Florida Business Corporation Act (the "Florida Act"), holders of Presidential Common Stock have the right to dissent from approval of the Merger Agreement and demand cash payment for their shares if they comply with applicable provisions of the Florida Act. These provisions are described under the caption "The Merger -- Rights of Dissenting Shareholders" in the accompanying Prospectus/Proxy Statement and are set forth in full in Exhibit B thereto.

     Only holders of record of Presidential Common Stock at the close of business on September __, 1994, are entitled to notice of and to vote at the meeting.

     In order to assure that your shares will be represented and voted at the meeting, please mark, sign and date the enclosed proxy, and mail it in the return envelope provided.

Dated:   September ___, 1994

                                              By order of the Board of Directors



                                              Ronald K. Drews
                                              President and CEO